Exhibit 10.3

Date:           21st September 2007

Our Ref:      CR/MM/TEAM 8/BTB

CONFIDENTIAL

Atlantic Components Limited
B24-B27, 1/F, Block B,
Proficient Industrial Centre,
6 Wang Kwun Road,
Kowloon Bay,
Kowloon.

Attn.: Mr. Yang Chung Lun

Dear Sirs,

BANKING FACILITIES

Standard Chartered Bank (Hong Kong) Limited (the “Bank”) is pleased to offer the following banking facilities (the “Facilities”) to the Customer below for the purpose(s) of general working capital and trade finance/treasury requirement, subject to the Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and the terms and conditions set out in this facility letter.

A.	CUSTOMER:

Atlantic Components Limited

B.	FACILITY LIMITS:

General Banking Facilities

Type(s) of Facility		Facility Limit(s)	Designated Customer(s) and Sub-limit(s), if applicable

1.	Current Account Overdraft	HKD1,000,000.-	•	The Customer

2.	Trade Finance	HKD24,000,000.-	—
(Please refer to Appendix 1 for
product details.)

	(a) Trade Finance Group All		•	The Customer (HKD24,000,000.-)

	(b) Trade Finance Group 1		•	The Customer (HKD24,000,000.-)

	(c) Trade Finance Group 2		•	The Customer (HKD24,000,000.-)

	(d) Trade Finance Group 3		•	The Customer (HKD24,000,000.-)

Total Facility Limit:		HKD25,000,000.-

Standard Chartered Bank (Hong Kong) Limited
Wholesale Bank
Credit Risk Control

11th Floor Standard Chartered Tower
388 Kwun Tong Road Kwun Tong Hong Kong

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Notes:

	•	Unutilized portion of Facility 1 can be earmarked for Facility 2 but not vice versa.

	•	The aggregate outstanding of all Sub-limits shall not at any time exceed the Facility Limit of that Facility and the Total Facility Limit.

C.	PRICING AND CONDITIONS:

1.	Current Account Overdraft	Interest: 0.5% per annum over the higher of Prime or HIBOR, payable monthly in arrears.

2.	Trade Finance	Interest:

HKD import/export facilities: 0.5% per annum below the Bank’s standard bills finance rate.

Foreign currency import/export facilities: 1% per annum over the Bank’s standard bills finance rates.

Commission:

Standard rates unless otherwise stipulated.

Commission in Lieu of Exchange:

First USD50,000.- 1/4%
Balance 1/16%

Commission on Import Invoice Financing

1/16% (minimum HKD250.-)

Maximum tenor/advance percentage for:

Import facilities: Combined usance and import loan period of any transaction is not to exceed 45 days.

Export facilities: 45 days.

Import invoice financing is allowed subject to the following conditions:

(i) Up to 100% financing against submission of certified true copy of supplier’s invoice.

(ii) The maximum loan period is not to exceed 30 days calculated from date of finance.

(iii) The list of the approved suppliers for the time being is as per Appendix (II) attached.

(iv) Loan proceeds will be directly remitted to suppliers’ bank accounts.

(v) In-house import invoice financing is forbidden.

Handling Fee of Facilities:		HKD12,000.-, payable upon your signing of this letter, and other handling fee to be mutually agreed and payable on each anniversary of the date of this letter if the Facilities are continuing.

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D.	SECURITY AND CONDITIONS PRECEDENT:

The availability of the Facilities is conditional upon the Bank’s receipt of the following documents, items and evidence (both in form and substance) satisfactory to the Bank:

1.	This letter duly executed by the Customer.

2.

All monies Charge Over Deposits and/or all monies Charge Over Securities executed by the Customer and/or Classic Electronics Limited in favour of the Bank, together with all usual documentation required by the Bank, in an amount of not less than HKD1,560,000.-. The charged securities under the Charge Over Securities are to be held to the order of the Bank or in the name(s) of the Bank’s nominee(s). (The Bank reserves the right to require an extra margin.)

3.

All monies Charge Over Deposits and/or all monies Charge Over Securities executed by the Customer in favour of the Bank, together with all usual documentation required by the Bank, in an amount of not less than HKD4,720,000.-. The charged securities under the Charge Over Securities are to be held to the order of the Bank or in the name(s) of the Bank’s nominee(s). (The Bank reserves the right to require an extra margin.)

At the sole discretion of the Bank, the charged deposits under the above Charge Over Deposits and the charged securities under the above Charge Over Securities are allowed to be placed in the forms of deposits and/or principal protected structured deposits acceptable to the Bank (collectively the “Investment Portfolio”). The Investment Portfolio must at all times maintain mark-to-market forced sale value and security cover ratios agreed by the Bank.

4.

An all monies Charge Over Deposits executed by the Customer and/or Systematic Information Limited in favour of the Bank in an amount of not less than HKD3,720,000.-. (The Bank reserves the right to require an extra margin.)

5.	A personal guarantee executed by Mr. Yang Chung Lun for an unlimited amount.

6.

An all monies First Tripartite Legal Charge over the property at Workshop B9, 1/F., Block B, Proficient Industrial Centre, 6 Wang Kwun Road, Kowloon Bay, Kowloon, Hong Kong in the name of Systematic Information Limited.

7.

An all monies First Tripartite Legal Charge over the property at Workshop B12, 1/F., Block B, Proficient Industrial Centre, 6 Wang Kwun Road, Kowloon Bay, Kowloon, Hong Kong in the name of Solution Semiconductor (China) Limited.

8.

Original/Certified copies of all necessary consents, approvals and other authorisations (including board resolutions) in connection with the execution, delivery and performance of this letter [or accession letter (as the case may be)] and all other documents mentioned above, if applicable.

9.

(if any of the facilities referred to in this letter are to be made available by Standard Chartered Bank or other members of the Standard Chartered Group) All such documents, items or evidence with, in favour of or to Standard Chartered Bank or, as the case may be, such member of the Standard Chartered Group as the Bank may request.

10.	Such other documents, items or evidence that the Bank may request from time to time:

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E.	COVENANTS AND UNDERTAKINGS:

The Customer undertakes to the Bank that it will:

1.

procure that all its obligations in connection with the Facilities will at all times rank at least pari passu in terms of security and support (including third party) with all its other present and future obligations.

2.	promptly submit to the Bank:

	•	a certified copy of the audited financial statements of the Customer within 9 months after its financial year end;

	•	a certified copy of the interim management accounts of the Customer within 3 months after the end of the relevant accounting period; and

	•	a certified copy of the semi-annual debtor/stock list of the Customer within 30 days after the end of the relevant accounting period; and

	•	other information that the Bank may request from time to time.

3.	immediately inform the Bank:

	•	of any change of the Customer’s directors or beneficial shareholders or amendment to its memorandum or articles of association or equivalent constitutional documents;

	•	of any substantial change to the general nature of the Customer’s existing business; or

	•	if it becomes, or is aware that any of its directors, shareholders, partners or managers becomes, a Related Person (as defined in paragraph 5 of section G of this letter).

4.	maintain its minimum net worth at not less than HKD10,500,000.- from the financial year December 2006 onwards.

F.	TOP-UP REQUIREMENT:

The Customer shall at all times comply with the security cover ratios specified in this letter or as notified by the Bank to the Customer from time to time. If any of the security cover ratios shall at any time fall below the required level, the Customer shall provide additional security acceptable to the Bank and/or reduce the relevant outstanding in order to comply with the relevant requirements within the time limit imposed by the Bank from time to time.

Investment Portfolio

Combined mark-to-market forced sale value of the Investment Portfolio must not less than HKD6,280,000.-.

G.	OTHER TERMS AND CONDITIONS:

1.

The Facilities are available at the sole discretion of the Bank. The Bank may at any time immediately terminate, cancel or suspend the Facilities or otherwise modify the Facilities without the consent of any party.

2.

Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment and/or cash collateralisation of all or any sums actually or contingently owing to it under the Facilities.

3.

The Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business (“Standard Terms and Conditions”) (attached and/or referred to in this letter) forms an integral part of this letter and each Customer agrees to observe and be bound by such Standard Terms and Conditions.

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4.	The terms and conditions set out or referred to in this letter supersede and replace those set out in our letter (if any) previously sent to the Customer(s).

5.

Please note that section 83 of the Banking Ordinance imposes on the Bank certain limitations on advances to persons (including firms, partnerships and companies) related to its directors, employees with lending authority or controllers (each person so related shall be referred to as a “Related Person”). When acknowledging and accepting this facility letter, you should advise us if you are, or any of your directors, shareholders, partners or managers is, a Related Person within the meaning of the Banking Ordinance. If subsequent to your acceptance of this facility letter, you become or are aware that any of your directors, shareholders, partners or managers is or becomes, a Related Person, you should immediately advise us in writing.

6.	The Customer acknowledges the following:

(a)

The Customer has received and read the Bank’s Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance (the “Ordinance”) and the Code of Practice on Consumer Credit Data (the “Notice”); and

(b)

The Customer has, or will, notify each of its Relevant Individuals, the Bank may, in the course of providing banking services to the Customer, receive Customer information in respect of that Relevant Individual.

For the purpose of the above, the Ordinance defines a Relevant Individual as being one of the following (but not limited to) Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, department heads, corporate officers (e.g. authorized signatories company secretary etc.), directors, major shareholders, beneficial owners, and guarantors (where applicable).

7.	This letter shall be governed by and construed in accordance with the laws of Hong Kong SAR.

Please sign and return to us the enclosed copy of this letter together with the attached Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business to the Bank’s Credit Risk Control at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon within one month after the date of this letter, failing which this offer shall lapse.

If you have any queries, please feel free to contact any of the following persons:-

Queries on	Name	Telephone No.

Execution of bank documents	Mr. Stanley Tsang, Credit Support Manager	2282-6433

Banking arrangements	Mr. Fred Ho, Relationship Manager	2821-1086

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Yours faithfully,
For and on behalf of
STANDARD CHARTERED BANK (HONG KONG) LIMITED

Stephen Wong
Senior Credit Documentation Manager

SW/ST
Encl.

We agree and accept all the terms and conditions set out above and the Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and/or referred to in this letter, which we have read and understood.

For and on behalf of
ATLANTIC COMPONENTS LIMITED

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Appendix I

TRADE FINANCE FACILITY

Trade Finance Group All

•	Negotiation of export credit documents with discrepancies on a with recourse basis

Trade Finance Group 1

•	Purchase of documents against payment bills with title documents on parties acceptable to the Bank on a with recourse basis

•	Issuance of import letters of credit	- sight and usance
- with title documents

Trade Finance Group 2

•	Issuance of import letters of credit	- sight and usance
- without title documents

•	Shipping guarantees

Trade Finance Group 3

•	Acceptance of drafts under import letters of credit

•	Release of documents against acceptance supported by trust receipts

•	Loans against trust receipts

•	Import loans

•	Import invoice financing

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Appendix II

LIST OF SUPPLIERS FOR IMPORT INVOICE FINANCING

•	Samsung Electronics HK Ltd.

•	Tomen Devices Corporation

•	Jimg Wing Technology Co. Ltd.

•	Gaipu Electronics Co. Ltd.

•	Kreton Corp

•	Power Memory International Co. Ltd.

•	ACL Technology Pte Ltd.

•	Athena Technology (Taiwan) Ltd.

•	Favorities Place Inc. DBA Streamline

•	Minpo Corporation

•	Optimum Care International Co. Ltd.

•	Plusmos Technologies Inc.

•	Smart Semicon Taiwan

•	Excelpoint Systems (PTE) Ltd.

•	B & Data Technology Co. Ltd.

•	Marubun Semicon Corporation Hong Kong Branch

•	Tradezone (HK) Ltd.

•	OM Associates Pte Ltd.

•	Lok Yiu Industries Ltd. T/A Silink Trading Co.

•	3- Con Electronics Ltd.

•	Chipking Electronic Co. Ltd.

•	SAMT Hong Kong Company Ltd.